Exhibit 10.36

EMPLOYMENT AGREEMENT

OrangeHook, Inc., a Minnesota corporation (together with any successor entity, hereafter "OrangeHook") with principal address at 319 Barry Avenue South, Wayzata, Minnesota 55391, and Robert J. (Bob) Philbin, an individual resident of the State of Arizona (hereafter the "Employee"), have entered into this Employment Agreement (this "Agreement"), effective as of November 9, 2016 ("Effective Date"), as follows:

1.	Employment. OrangeHook agrees to employ Employee and Employee agrees to provide services for OrangeHook on the terms and conditions set forth below.

2.
Scope of Employment. During the Employment Period (as defined below), Employee shall be appointed and serve as the Chief Executive Officer and Chairman of the Board of Agilivant, LLC, an OrangeHook subsidiary. Employee will be a member of the OrangeHook executive committee.

3.
Employee's Obligations. The general duties and responsibilities of the position are set forth on Exhibit B hereto.  No modification or change of Employee's title or responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

3.1.
Best Efforts; Full Working Time. Employee agrees to devote Employee's best efforts, attention, skill, relations and experience to the performance of Employee's duties in accordance with the provisions of this Agreement. Employee shall apply all of Employee's full working time to performing these services.

3.2.	Supervision and Direction of Services. Employee's services shall be under the supervision and direction of the CEO of OrangeHook.

3.3.
Level of Authority; Rules. Employee shall have the governance and hiring and firing authority (for Agilivant officers, if any) as approved by OrangeHook's Board of Directors. Employee's spending authority will be as specified within the approved budget for Agilivant. Employee shall be bound by all the policies, rules and regulations of OrangeHook now in force and by all such other policies, rules and regulations as may be hereafter implemented and will faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee's status or any other provision of this Employment Agreement. OrangeHook will provide copies of, or electronic access to, all executive and employee policies.

3.4.	[Intentionally Omitted].

3.5.
Non-Solicitation.  Employee agrees that during his employment, and for a period of 12 months following termination of employment for whatever reason, Employee will not, without the written consent of OrangeHook:

(a)         Solicit any Customer, or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided, or contemplated to be developed, provided, offered or sold by OrangeHook or its subsidiaries during Employee's employment with OrangeHook; or

(b)         Induce or persuade any Customer, or any other person or entity doing business with OrangeHook or its subsidiaries, to alter or terminate its relationship with OrangeHook or its subsidiaries; or

(c)
Solicit any employee or contractor of OrangeHook or its subsidiaries, or persuade or induce any employee or contractor to terminate or alter the employee's or contractor's relationship with OrangeHook or its subsidiaries.

  For purposes of this Section 3.5, "Customer" means any person or entity:

(i)
who/which is a customer of OrangeHook or its subsidiaries as of Employee's last date of employment, or who/which was a customer of OrangeHook or its subsidiaries at any time during the twenty-four (24) calendar month period immediately preceding Employee's last date of employment; and

(ii)
to or with whom/which Employee sold or provided products, processes or services on behalf of OrangeHook, or about whom/which Employee had access to confidential information by reason of Employee's employment with OrangeHook, or with whom/which Employee had any business involvement of any kind as a result of Employee's employment with OrangeHook, at any time during the lesser of (A) the period of Employee's employment with OrangeHook, and (B) the twenty-four (24) calendar month period immediately preceding Employee's last date of employment.

3.6.
Office Location. For the time being, Employee shall perform Employee's duties under this Agreement primarily in Roseville, CA. Employee's duties will require relocation, and OrangeHook and Employee agree upon a temporary living arrangement of up to 90 days and consisting of reimbursement of up to $3,000 per month in expenses. The parties will agree on a relocation allowance package prior to Employee's move.

3.7.
Term. Employee's term of employment with OrangeHook shall begin on the Effective Date and shall continue thereafter until the first anniversary of the Effective Date (the "Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement; provided, however, that nothing in the foregoing will be construed as a guaranty of salary and/or benefits for any specific period of time.  The Employment Period and the terms of this Agreement will be automatically extended for two-year periods following the first anniversary of the Effective Date, subject to the terms of this Agreement, unless Employee provides notice of his intention not to renew the Agreement at least 90 calendar days prior to the expiration of the Employment Period, as extended.

3.8.
Termination. OrangeHook may terminate Employee's employment hereunder at any time prior to the end of the Employment Period with or without Cause (as defined below), subject to the terms set forth in Sections 3.8 and 3.9 hereof.  Employee may voluntarily terminate his employment prior to the end of the Employment Period by giving OrangeHook written notice. Upon termination of Employees' employment with OrangeHook, Employee's rights under any applicable benefit plans shall be determined under the provisions of those plans, unless otherwise specifically set forth herein.

3.8.1.
Death. Employee's employment and this Agreement shall terminate in the event of his death. Except as provided herein, OrangeHook shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Employee's death, or for periods following Employee's death.

3.8.2.
Cause. OrangeHook may terminate Employee's employment and this Agreement for Cause by giving Employee notice in writing. The term "Cause" for termination of Employee's employment shall mean the occurrence of any of the following:  (a) Employee's failure or neglect to substantially perform (other than by reason of disability), the essential duties of his position, which shall specifically include failing to respond to communications from OrangeHook's CEO on a timely basis, , or Employee's refusal or failure to follow or carry out any reasonable direction of the CEO or the Board of Directors of OrangeHook, which failure, neglect or refusal, if susceptible to cure, remains uncured after  thirty (30) calendar days following written notice to Employee; (b) Employee engaging  in theft, embezzlement, fraud or misappropriation of any property of OrangeHook and/or an OrangeHook subsidiary, (c) Employee pleading guilty to, or being  convicted by a court of law of, offenses involving fraud, moral turpitude, embezzlement, theft or similar criminal conduct, or any felony; (d) misconduct in connection with the performance of Employee's duties or use of alcohol, drugs or any controlled substance that is detrimental to the business or reputation of OrangeHook and/or an OrangeHook subsidiary, (e) Employee's material breach of this Agreement that remains uncured for a period of thirty (30) calendar days following written notice to Employee, or (f) any breach of the Proprietary Information and Confidentiality Agreement attached hereto as Exhibit A. Written notice by OrangeHook to Employee under clauses (a) and (e) of this Section 3.8.2 shall describe the particulars of the Cause determination in sufficient detail to allow Employee a reasonable opportunity to remedy or eliminate the circumstances giving rise to the Cause within the time period specified for curing any such breach of this Agreement.

3.8.3.
Disability. If Employee is unable to perform his services (with reasonable accommodation) by reason of disability due to illness or incapacity, Employee shall be entitled to receive such compensation as shall be approved and authorized by policies adopted from time to time by the board of directors of OrangeHook.   Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within, and Employee is unable to perform Employee's essential duties (with reasonable accommodation), for a six (6) consecutive month period, OrangeHook may thereupon terminate this Agreement and Employee shall not be entitled to receive any further compensation from OrangeHook (other than accrued but unpaid compensation through the date of termination). For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, OrangeHook may rely upon the opinion of any doctor that specializes in such particular impairment affecting Employee, selected jointly by OrangeHook and Employee. If OrangeHook and Employee cannot agree on such specialist, resolution shall be settled by arbitration under the terms of this Agreement.

3.8.4.
Good Reason. Employee may terminate his employment for Good Reason, as defined herein. For purposes of this Agreement, "Good Reason" shall mean any of the following events: (a) without Employee's express written consent, a material reduction of Employee's duties, which represents a material diminution in Employee's position or responsibilities with OrangeHook/Agilivant in effect immediately prior thereto or the removal of Employee from such position and responsibilities; (b) without Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including corporate office space and location so long as Employee is employed) available to Employee prior to such reduction; (c) a material reduction by OrangeHook in the Base Salary or Incentive Compensation of Employee as in effect prior to such reduction; (d) without Employee's written consent, OrangeHook requires that Employee's primary location for work (other than travel required by Employee's position) be a location more than thirty (30) driving miles from Employee's then current primary office location; or (e) any material breach by OrangeHook of any provision of this Agreement. In order to terminate this Agreement for Good Reason, Employee shall provide OrangeHook with: (i) written notice of the Good Reason (which notice must be delivered within ninety (90) days following the date of the event constituting Good Reason and which notice shall describe the particulars of the Good Reason in sufficient detail to allow OrangeHook the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days following delivery of such written notice to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and OrangeHook fails to remedy or eliminate the Good Reason(s) within such thirty (30)-day period, Employee shall have thirty (30) days following the end of the foregoing thirty (30)-day cure period to provide OrangeHook with written notice that Employee is terminating this Agreement as a result of such Good Reason(s).

3.9.	Payments Upon Termination of Employment.

3.9.1.
Termination by OrangeHook for Cause, As a Result of Death, Disability or by Employee Without Good Reason. Upon termination of Employee's employment by OrangeHook for Cause, as a result of death, disability or by Employee without Good Reason, Employee (or Employee's heirs in the event of Employee's death) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation described in Section 4.

3.9.2.
Termination by OrangeHook Without Cause, Due to a Change of Control or by Employee With Good Reason. Upon termination of Employee's employment by OrangeHook without Cause or due to a Change of Control, or by Employee with Good Reason,  Employee shall be entitled to receive a lump sum payment in an amount equal to all previously accrued but unpaid compensation described in Section 4 plus (a) 12 months of Employee's Base Salary, unless the termination event occurs during the first 12-month Employment period, in which case Employee will be entitled to his Base Salary for the greater of (i) the balance of the term remaining on the first 12-month Employment Period or (ii) 6 months at Employee's then-current rate (without giving effect to any decrease that triggers a termination of employment for Good Reason), and (b) the amount of any Short Term Incentive Compensation that would have been earned through the end of the quarter in which termination occurs. In addition, if such termination occurs in anticipation of, or within 6 months following, a Change of Control of OrangeHook, Employee shall be entitled to the immediate vesting of all unvested options (as defined in Exhibit C, if any, and such options will not be forfeited. For purposes of this Agreement, "Change of Control" shall have the same meaning as set forth in the OrangeHook, Inc. 2016 Equity Incentive Plan.

3.9.3.
Timing of Payments. Payments required pursuant to Subsections 3.9.1 and 3.9.2 shall be made within 45 days of the date of termination, except as otherwise required under Section 8.11 below, subject to Employee's execution and non-revocation of a release in a form satisfactory to the Company.

4. Compensation; Standard Executive Benefits and Other Insurance.

4.1.
Base Salary. Employee will be paid a Base Salary of two hundred seventy-five thousand dollars ($275,000.00) per year subject to normal payroll withholdings, except that Employee will receive fifty (50%) of his Base Salary until the CEO and Board of Directors have determined the Company's liquidity and capitalization position can reasonably support payment of the full amount of the Base Salary. The Company will establish an accrual on its balance sheet for the unpaid portion of the Base Salary.  Employee's Base Salary will increase 5% on each anniversary of the Effective Date during the Employment Period.

4.2
Incentive Compensation. Provided that Employee remains continuously employed by OrangeHook and/or an OrangeHook subsidiary until the applicable dates set forth in Exhibit C, Employee shall be entitled to the Short Term and Long Term Incentive Compensation as set forth on Exhibit C.

4.3.  Equity Grant.  OrangeHook will issue to Employee an initial non-qualified stock option award for 125,000 shares of OrangeHook common stock at an exercise price of $3.18 per share pursuant to the form of the non-qualified stock option agreement attached hereto as Exhibit D, which will vest ratably on each of the first three anniversaries of the award date, provided that, except as set forth in Section 3.9.2, Employee remains continuously employed by OrangeHook on each such respective vesting date.

The equity grant specified herein is subject to the provisions of the OrangeHook, Inc. 2016 Equity Incentive Plan.

4.4.	Standard Executive Benefits.

4.4.1. Paid Time Off ("PTO"). Employee shall be subject to all terms and conditions of OrangeHook's PTO policy specified in OrangeHook's Associate Handbook ("Policy Manual"), or such other policy manual adopted and/or as modified by OrangeHook and in effect from time to time, except that Employee shall be entitled to thirty (30) days' PTO. Employee hereby acknowledges the receipt of a copy of the Policy Manual. In addition, Employee will be eligible for paid holidays, leave and other benefits in accordance with the Policy Manual.

4.4.2. Health Insurance. OrangeHook shall provide to Employee and his eligible dependents, if any, health insurance coverage and other existing standard employee insurance benefits pursuant to the insurance plans generally available to employees of OrangeHook and its portfolio companies.

4.4.3. Expense Reimbursement. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by OrangeHook in accordance with OrangeHook's standard policies for employees and conditioned upon Employee's prior presentation to OrangeHook's accounting department of appropriate receipts and such other verification of expenses as OrangeHook may require from time to time. Reimbursements to Employee will be made within fourteen (14) days of the date the expense report is submitted.

4.5.  Other Insurance.

4.5.1. Life Insurance. Employee shall be eligible to participate in OrangeHook's standard life insurance program.

4.5.2. Directors and Officers Insurance. OrangeHook shall obtain and maintain a Directors and Officers Liability insurance policy covering Employee pursuant to a policy approved by the Board of Directors of OrangeHook.

5.
Employment Representations. Employee represents that: (i) the performance by Employee of his duties and other obligations under this Agreement does not and will not violate or conflict with, or constitute a default or breach of, any covenant or obligation under any other employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; and (ii) Employee will not disclose to OrangeHook any confidential or proprietary information of any other person or employer and will not bring to OrangeHook any property or documents of a confidential nature that belong to any other person or employer.

6.
Trade Secrets. Employee acknowledges that OrangeHook has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the "confidential information" described in the "Proprietary Information and Confidentiality Agreement" attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute OrangeHook 's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.
Remedies for Breach of Covenant Regarding Non-Solicitation and Confidentiality. The parties agree that the verified breach by Employee of any covenants contained in Sections 3.5 and 6 will result in immediate and irreparable injury to OrangeHook. In the event of any verified breach by Employee of the covenants contained in Sections 3.5 and 6, OrangeHook shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to OrangeHook and/or an OrangeHook subsidiary. The parties agree that, in the case of such a breach by Employee of any of the provisions of such Sections, OrangeHook may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach. Damages are only equal to the documented monetary damage. No Employee compensation provision here within will be withheld or disallowed to Employee until proven and recognized by a court of law.

8.	Miscellaneous.

8.1.   Choice of Law, Jurisdiction, Venue. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. Notwithstanding the arbitration provisions set forth in Section 8.9 herein, any suit, action or proceeding arising out of or relating to this Agreement shall be in the federal or state courts in Sacramento County, Sacramento, California.

8.2.   Entire Agreement. This Agreement, the Proprietary Information and Confidentiality Agreement attached and the exhibits hereto, contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3.   Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given: (a) on the date of personal service on the parties; (b) on the third business day after mailing, if the document is mailed by registered or certified mail; (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (d) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth herein or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4.   Severability. OrangeHook and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement. Notwithstanding the foregoing, specifically as it relates to Section 3.5, if a court rules that any part of Section 3.5 is not enforceable, the court will modify that part to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part will be severed and the other parts of Section 3.5 will remain enforceable.

8.5.   Attorneys' Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, each party shall be responsible for their respective legal fees and costs.

8.6. Amendment. The provisions of this Agreement may be modified at any time by mutual agreement of the parties. Any such mutual agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought in accordance within this Agreement.

8.7. No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by OrangeHook with the understanding that this Agreement is personal to, and will be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner.  This Agreement will be assignable by OrangeHook and the terms of this Agreement automatically will inure to the benefit of OrangeHook and its successors and assigns. No person or entity other than OrangeHook or Employee and Employee's estate or their assigned legal counsel shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement.

8.8.   Waiver. Any of the terms or conditions of this Agreement may be waived in a writing executed at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9.   Resolution of Disputes.

8.9.1. Resolution of Disputes. OrangeHook and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall be resolved by mediation first; then binding arbitration as required and provided in this Section. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this Section.

8.9.2. Binding Arbitration. Any dispute between the parties shall be submitted to, and conclusively determined by, binding, nonappealable arbitration in accordance with this Section. The provisions of this Section shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts in the State of California, and any California appellate court, in any action or proceeding seeking injunctive relief or for recognition or enforcement of any judgment or order issued under this arbitration clause. The arbitration of any dispute between the parties to this Agreement shall be governed by the then-current Commercial Arbitration Rules of the American Arbitration Association.

8.9.3. Appointment of Arbitrator. The arbitrator shall be a neutral arbitrator selected by OrangeHook and Employee. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, the arbitrator shall be selected by the American Arbitration Association of Sacramento County, California.

8.9.4. Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this Section by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

8.9.5. Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento County, California.

8.9.6. Applicable Law. The law applicable to the arbitration of any dispute shall be the laws of the State of California, excluding its conflicts of law rules.

8.9.7. Costs of Arbitration; Attorneys' Fees. OrangeHook shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had Employee not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys' fees.

8.9.8. Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION PURSUANT TO THE PROVISIONS OF THIS SECTION 8.9. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING.

8.10
Survival.  The provisions set forth in Sections 3.5, 3.8, 3.9, 6, 7, 8 and Exhibit A (Proprietary Information and Confidentiality Agreement) of this Agreement will survive any termination of Employee's employment with OrangeHook and the termination of this Agreement.

8.11
Internal Revenue Code Section 409(A).  The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder ("Section 409A") and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  To the extent any such cash payment or continuing benefit payable upon Employee's termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A after application of all applicable exceptions, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.  For purposes of Section 409A, the phrase "termination of employment" (or other words to that effect), as used in this Agreement, shall be interpreted to mean "separation from service" as defined under Section 409A.  Notwithstanding the foregoing, OrangeHook makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall OrangeHook be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

8.12.   Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

[SIGNATURE PAGE AND EXHIBITS FOLLOW BELOW].

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date first set forth above.

OrangeHook, Inc.

By:   __________________________________
         James Mandel, CEO/Board Member

______________________________________
Robert J. (Bob) Philbin

By: Robert J. (Bob) Philbin

Employee Resident Address:

[Address]

[R.J. Philbin-11-9-16-Employment Agreement Signature Page]

EXHIBIT A
Proprietary Information and Confidentiality Agreement

PURPOSE AND SCOPE

The purpose of this agreement is to ensure that adequate controls are in place with respect to proprietary confidential information and inventions and protection of customer relationships and to provide a uniform and consistent approach for the management of intellectual property and protection of the business the company has built. This agreement applies to all employees of OrangeHook, Inc., its subsidiaries and its successors or assigns ("Company").

AGREEMENT

I agree that Company informed me, as part of its offer of employment, that the restrictions contained in this Agreement would be required as a term and condition of my employment.  In consideration of my employment by the Company and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of Company's Proprietary Information (as defined below), except as such disclosure, use, or publication may be required in connection with my work for Company. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of Company and its assigns.

1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data, or information related to Company. By way of illustration, but not limitation, "Proprietary Information" includes: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products or data, licenses, subscribers, pricing, marketing, sales, and financial information; and (c) information regarding customers of Company, including customer names, lists, needs, and other information.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential and/or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I will abide by the terms of any agreements between Company and third parties, which Company has made available to me, with respect to confidential and/or proprietary information during the term of my employment and thereafter for so long as such agreements remain binding, unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by or on the behalf of Company.

1.5 Public Domain and Compliance with Law.

a.     Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of (a) this Agreement, (b) agreements between Company and third parties, or (c) between me and prior employers, and my own skill, knowledge, know-how and experience, to whatever extent and in whichever way I wish.

b.     Notwithstanding  the foregoing, nothing in this Agreement is intended to or will be used in any way to (i) interfere with, restrain, or prevent protected employee communications regarding wages, hours, or other terms and conditions of employment; (ii) prevent disclosure of Confidential Information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (A) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (B) under seal in connection with a lawsuit (including an anti-retaliation lawsuit); or (iii) otherwise limit Employee's right to communicate with a government agency, as provided for, protected or warranted by applicable law.
2. ASSIGNMENT OF INVENTIONS

2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, trademark, trade name, service mark, and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company product, process or machine, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to use, make, have made, offer for sale such Invention, and to reproduce, create derivative works of, distribute, publicly perform and publicly display such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without Company's prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company and of one (1) year thereafter, except for any Inventions meeting all of the following criteria: (a) developed entirely on my own time; (b) developed without using Company's equipment; supplies, facilities or trade secrets; (c) not related to Company's actual or anticipated business, research or development; and (d) not resulting from work performed for Company by me or any other party (Inventions meeting each of the foregoing criteria, "Unrelated Inventions"). All Inventions assigned to Company, or to a third party as directed by Company, pursuant to this Section 2 (i.e., all Inventions other than Unrelated Inventions), are hereinafter referred to as "Company Inventions."

2.4 Non-assignable Inventions. I recognize that, for the avoidance of doubt, in the event of a specifically applicable state law, regulation, rule, or public policy limiting the assignability of Inventions from an employee to an employer ("Specific Inventions Law"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law. In the absence of a Specific Inventions Law, this Section 2.4 will not apply.

2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to Company fully and in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101 et. seq.).

2.8 Enforcement of Proprietary Rights. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. My obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance.

In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

3. RECORDS

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at Company, which records shall be available to and remain the sole property of Company at all times.

4. ADDITIONAL ACTIVITIES

I agree that during the period of my employment by Company whether full-time or part-time, I will not, without Company's express written consent, directly or indirectly, engage in any employment or business activity which is directly related to the business in which Company is now involved or becomes involved, or would otherwise compete with, my employment by Company. I agree further that for the period of my employment by Company and for one (1) year after the date of termination of my employment by Company, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of Company to terminate his or her relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. [INTENTIONALLY OMITTED]

6. NO CONFLICTING OBLIGATION

I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. RETURN OF COMPANY DOCUMENTS

I agree that all documents, materials, and information relating to the business of, or the services provided by, Company ("Company Property") are the sole property of Company.  I agree to promptly return to Company upon the termination of my employment with Company, or earlier if requested, all Third Party Information and all Company Property (whether or not confidential or proprietary), including but not limited to, Company-owned or provided computers, laptops, tablets, cell phones, smartphones, and any other electronic devices; and all documents, data, materials, emails, and text messages concerning Company, whether in hard copy, electronic, or other format, within my possession or control, including retrieving such information from any and all personal media (including, but not limited to, personal computers, laptops, tablets, cell phones, smartphones, removable storage devices and any other electronic devices).

Promptly following my return the above-described property, I then will delete or otherwise destroy any copies of Company Property that remain in my possession or control, including those stored on any personal media, unless deleting the information would conflict with an applicable litigation hold notice or other legal obligation, in which case I agree to sequester the information and promptly notify OrangeHook's CEO and its General Counsel.

In the event that any Company Property is stored or has been transmitted to any personal media, I agree to make such media available for inspection by Company before my termination of employment (whether voluntary or involuntary), or upon Company's earlier request, and I will follow Company's direction in regard to the preservation and removal, as applicable, of any such Company Property.

I further agree that any Company property, including but not limited to disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8. LEGAL AND EQUITABLE REMEDIES

I acknowledge that violation of this Agreement would have a materially detrimental effect upon Company, the monetary loss from which would be difficult, if not impossible, to measure.  If I breach or threaten to breach any term of this Agreement, Company will be entitled as a matter of right to injunctive relief and reasonable attorneys' fees, costs, and expenses associated with enforcing this Agreement, in addition to any other remedies available at law or equity. I waive any right I may have to a jury trial to determine Company's right to recover attorneys' fees and costs under this Agreement, or to determine the reasonableness of those attorneys' fees and costs. Nothing in this Agreement will limit Company's remedies under any applicable Uniform Trade Secrets Act or elsewhere.

9. NOTICES

All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

10. NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement by Company.

11. GENERAL PROVISIONS

11.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California; I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Sacramento County, Sacramento, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

11.2 Severability; Headings. If a court rules that any part of this Agreement is not enforceable, the court will modify that part to make it enforceable to the maximum extent possible.  If the part cannot be so modified, that part will be severed and the other parts of the Agreement will remain enforceable. Headings of the sections of this Agreement are solely for the convenience of the parties and not a part of this Agreement and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

11.3 Successors and Assigns. This Agreement will be assignable by Company and the terms of this Agreement automatically will inure to the benefit of Company and its successors and assigns.

11.4 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason, whether voluntary or involuntary, and the assignment of this Agreement by Company to any successor in interest or other assignee.

11.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause.

11.6 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.8 Counterparts. This Agreement may be executed in any number of copies, each of which shall be deemed an original and no other copy need be produced.  All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

[SIGNATURE PAGE AND EXHIBIT TO FOLLOW].

I HAVE READ THIS AGREEMENT AND UNDERSTAND ITS TERMS AND HAVE COMPLETED EXHIBIT 1 TO THIS AGREEMENT.

AGREED TO AND ACCEPTED:

Robert (Bob) J. Philbin
Employee Printed Name

_______________________________________        Date:  ___________________________
Signature

Company:

James L. Mandel                                                                       Date:  ___________________________
Printed Name

_______________________________________
Signature

Chief Executive Officer

Its  ____________________________________

[R.J. Philbin 11-9-16 Proprietary Information and Confidentiality Agreement Signature Page]

EXHIBIT 1

PREVIOUS INVENTIONS

TO: OrangeHook, Inc. and Subsidiary Companies

FROM:

DATE:

SUBJECT: Previous Inventions

1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐      No inventions or improvements.

☐      Yes. See below:

2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) Relationship

1.

2.

3.

_____ Additional sheets attached.

EXHIBIT B
Description of Duties

As the CEO and Chairman of Agilivant, LLC, Employee will lead the payment processing business across all of OrangeHook.  Responsibilities will include:

▪	Creation and development of a payments business to capture market share and increase the valuation of OrangeHook by:
o	Leveraging the assets of OrangeHook's Agilivant subsidiary to create value globally
o	Integrating a health savings account component utilizing Agilivant platform
o	Entering banks into agreements with OrangeHook to facilitate the payments program
▪
Leveraging the sales channel of OrangeHook's subsidiary LifeMed ID, Inc. ("LMID") to service the health industry and to capture acquiring revenue domestically and internationally including but not limited China

▪	Leveraging the cloud rules based healthcare engine to create an integrated payments gateway
▪	Serving as a member of the OrangeHook executive committee to assist in formulating and driving OrangeHook strategy and business policy
▪	Developing and implementing strategic partnerships and identifying and assessing acquisitions in collaboration with OH Chief Strategy Officer.
▪	Respond in a timely manner to communications from OrangeHook's Chief Executive Officer.
▪	Completion of the responsibilities required of the Chairman of Agilivant, LLC in a timely manner and in cooperation with the General Counsel or CEO of OrangeHook.

Exhibit C
Incentive Compensation

1. Short Term Incentive Compensation.

a. Stock Option Grant. Employee shall be granted a non-qualified stock option to purchase 100,000 shares of OrangeHook common stock under the following terms: i) $3.18 exercise price; ii) a one-year term; and iii) 100% vesting on the one-year anniversary date of the option award contingent upon execution of an open or closed payments application agreement with a major credit card company within one year from the stock option grant.

b. Management Participation Bonus Pool:  Employee will be eligible for additional annual cash compensation equal to 10% of the operating income (EBIT) of Agilivant  and after giving effect to all outbound payments related to the Agilivant entity, including the Management Participation Bonus pool  The Management Participation Bonus Pool will serve as a pool for distribution to other members of Agilivant management, in whole or in part, at Employee's discretion.

Except as set forth in Section 3.9.2, any Short Term Incentive Compensation cash payment shall be conditioned upon Employee having remained continuously employed by OrangeHook through the end of each fiscal year in which the Short Term Incentive Compensation was earned.  Immediately upon the termination of Employee's employment with OrangeHook (for any reason), Employee will be deemed to have forfeited any rights to cash Short Term Incentive Compensation and any obligation by OrangeHook to pay cash Short Term Incentive Compensation to Employee shall be terminated, except in each case, any cash Short Term Incentive Compensation that accrued prior to such termination and as otherwise set forth in Section 3.9.2 hereof.
2. Extraordinary Income.

a. Transaction. In the event of the sale of the Agilivant entity, after closing of any such sale ("Transaction"), Employee shall receive a cash payment ("Transaction Payment") equal to ten percent (10%) of the difference between the purchase price paid by OrangeHook for the purchase of Agilivant ("Original Purchase Price"), and five times the operating income (EBIT) of Agilivant in the fiscal year immediately preceding the Transaction ("Previous Year Operating Income").

By way of example only, assuming an Original Purchase Price of $10 million dollars and Agilivant Previous Year Operating Income of $5 million, Employee would be eligible for a Transaction Payment equal to [(5 x $5 million) – $10 million] x 10%=$1.5 million; provided, however, in no event shall any Transaction Payment exceed ten percent (10%) of the Transaction sale price, and, in the event the Transaction sale price is less than the Original Purchase Price, Employment shall not be entitled to a Transaction Payment. Further, Employee must remain employed by OrangeHook at the time of closing of a Transaction in order to receive a Transaction Payment.

b. Employee's Retirement. In the event of Employee's retirement from active employment or consulting services of any sort in the payment processing industry, on a date no earlier than March 2, 2021 ("Qualifying Retirement"), Employee will be eligible for a one-time payment ("Retirement Payment") under terms substantially similar to those applicable in a Transaction contemplated in Section 2.a. above.

For purposes of clarity, and by way of example only, assuming an Original Purchase Price of $10 million dollars and Agilivant Previous Year Operating Income of $5 million prior to the Qualifying Retirement, Employee would be eligible for a Retirement Payment equal to [(5 x $5 million) – $10 million] x 10%=$1.5 million; provided, however, in the event that 5 times the Previous Year Operating Income is less than the Original Purchase Price, Employment shall not be entitled to a Retirement Payment. Further, any Retirement Payment shall be subject to claw-back in the event that Employee violates the provisions of Section 3.5 of the Agreement or the terms and conditions of Exhibit A (the Proprietary Information and Confidentiality Agreement).

c. No duplicative payments. In no event will Employee be eligible to receive more than one payment under this Section 2.

3. Board Approval.  Incentive Compensation is subject to the approval of OrangeHook's Board of Directors and/or its Compensation Committee and will depend, in part, on Board-approved annual revenue and EBITDA targets, in addition to the specific measurements of Employee's performance, as may be amended from time to time.  All option and stock awards are subject to approval of the Board. The equity grants specified in Section 4.3, and other equity grants awarded (including but not limited to those awarded pursuant to Section 4.2 and Exhibit C) at any time in the future shall be subject to: i) approval of each equity grant by the OrangeHook Board of Directors, its Compensation Committee or the authorized administrator of any such equity plan, as the case may be; ii) the terms of the OrangeHook, Inc. 2016 Equity Incentive Plan, as amended from time to time, or such other equity incentive plans adopted by OrangeHook and its Board of Directors ("OrangeHook Equity Incentive Plans"); and iii) the execution of a standard agreement for the applicable OrangeHook Equity Incentive Plans.

Exhibit D
Forms of Non-Qualified Stock Option Agreement

NONQUALIFIED STOCK OPTION AGREEMENT
ORANGEHOOK, INC.
2016 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this _______________ day of ______________________, 2016, by and between OrangeHook, Inc., a Minnesota corporation (the "Company"), and __________________ ("Participant").

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is an Employee, Director of, or Consultant to the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a nonqualified stock option to Participant to purchase shares of the Company's Common Stock pursuant to the Company's 2016 Equity Incentive Plan (the "Plan"); and

WHEREAS, the Administrator of the Plan has authorized the grant of a nonqualified stock option to Participant, and has determined that the exercise price set forth herein is equal to or in excess of the fair market value of the Company's Common Stock;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.     Grant of Option.  The Company hereby grants to Participant on the date set forth above (the "Date of Grant"), the right and option (the "Option") to purchase all or portions of an aggregate of ____________ (________) shares of Common Stock at a per share price of $______________ on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 16 of the Plan.  This Option is a nonqualified stock option and will not be treated as an incentive stock option, as defined under Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

2.     Duration and Exercisability.

a.     General.  The term during which this Option may be exercised shall terminate at the close of business on __________________, 20  , except as otherwise provided in Paragraphs 2(b) through 2(e) below.  This Option shall become exercisable according to the following schedule:

[INSERT SCHEDULE]

Once the Option becomes exercisable to the extent of one hundred percent (100%) of the aggregate number of shares specified in Paragraph 1, Participant may continue to exercise this Option under the terms and conditions of this Agreement until the termination of the Option as provided herein.  If, upon an exercise of this Option, Participant does not purchase the full number of shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option's termination such previously unpurchased shares in addition to those Participant is otherwise entitled to purchase.

b.     Termination of Employment or Service Relationship for Cause.  If Participant ceases to be [an Employee] [a Consultant] [a Director] of the Company or any Subsidiary for Cause, as defined below, the unexercised portion of this Option shall immediately expire, and all rights of Participant under this Option shall be forfeited.

For purposes of this Section 2, "Cause" shall mean (i) the conviction of Participant for the commission of any felony, (ii) the commission by Participant of any crime involving moral turpitude (e.g., larceny, embezzlement) which results in harm to the business, reputation, prospects or financial condition of the Company or any Affiliate, or (iii) a disciplinary discharge pursuant to the terms of the Company's management handbooks or policies as in effect at the time.

c.     Termination of Employment or Service Relationship (other than for Cause, Disability or Death).  If Participant ceases to be [an Employee] [a Consultant] [a Director] of the Company or any Subsidiary for any reason other than for Cause, disability or death, this Option shall completely terminate on the earlier of: (i) the close of business on the three-month anniversary date of the Participant's termination; and (ii) the expiration date of this Option stated in Paragraph 2(a) above. In such period following the Participant's termination, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination but had not previously been exercised.  To the extent this Option was not exercisable upon such termination, or if Participant does not exercise the Option within the time specified in this Paragraph 2(c), all rights of Participant under this Option shall be forfeited.

d.     Disability.  If Participant ceases to be [an Employee] [a Consultant] [a Director] of the Company or any Subsidiary because of disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of: (i) the close of business on the twelve-month anniversary date of the Participant's termination; and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following the Participant's termination, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination but had not previously been exercised.  To the extent this Option was not exercisable upon such termination, or if Participant does not exercise the Option within the time specified in this Paragraph 2(d), all rights of Participant under this Option shall be forfeited.

e.     Death.  In the event of Participant's death, this Option shall terminate on the earlier of: (i) the close of business on the twelve-month anniversary of the date of Participant's death; and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following Participant's death, this Option may be exercised by the person or persons to whom Participant's rights under this Option shall have passed by Participant's will or by the laws of descent and distribution only to the extent the Option was exercisable on the vesting date immediately preceding the date of Participant's death, but had not previously been exercised.  To the extent this Option was not exercisable upon the date of Participant's death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 2(e), all rights under this Option shall be forfeited.

3.     Manner of Exercise.

a.     General.  The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office.  The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice.  The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement.  The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

b.     Form of Payment.  Subject to the approval of the Administrator, payment of the exercise price by Participant may be (i) in cash, or with a personal check or certified check, (ii) by the transfer from the Participant to the Company of previously acquired unencumbered shares of Common Stock, (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof.  In the event the Participant elects to pay the exercise price in whole or in part with previously acquired shares of Common Stock or through a net share settlement, the then-current Fair Market Value of the Common Stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner.  For purposes of this Agreement, "previously acquired shares of Common Stock" means shares of Common Stock which the Participant has owned for at least six (6) months prior to the exercise of the option (or for such period of time, if any, required by applicable accounting principles).

c.     Stock Transfer Records.  As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to Participant one or more duly issued stock certificates evidencing such ownership, or, if requested by the Participant and permitted by the Company's governing documents, its designated agent, and applicable law, shall cause the purchased shares to be issued in book-entry form.  All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

4.     General Provisions.

a.     Employment or Other Relationship; Rights as Stockholder.  This Agreement shall not confer on Participant any right with respect to the continuance of employment or any other relationship with the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Nothing in this Agreement shall be construed as creating an employment or service contract for any specified term between Participant and the Company or any Affiliate.  Participant shall have no rights as a stockholder with respect to shares subject to this Option until such shares have been issued to Participant (or, if permitted, a book entry made) upon exercise of this Option.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 15 of the Plan.

b.     280G Limitations.  Notwithstanding anything in the Plan, this Agreement or in any other agreement, plan, contract or understanding entered into from time to time between Participant and the Company or any of its Subsidiaries to the contrary (except an agreement that expressly modifies or excludes the application of this Paragraph 4(b)), the exercisability of this Option shall not be accelerated in connection with a Change of Control to the extent that such acceleration, taking into account all other rights, payments and benefits to which Participant is entitled under any other plan or agreement, would  constitute a "parachute payment" or an "excess parachute payment" for purposes of Code Sections 280G and 4999, or any successor provisions, and the regulations issued thereunder; provided, however, that the Administrator, in its sole discretion and in accordance with applicable law, may modify or exclude the application of this Paragraph 4(b).

c.     Securities Law Compliance.  The exercise of all or any parts of this Option shall only be effective at such time the Company and its counsel shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.  If the issuance of such shares upon exercise is not registered under a then-currently effective registration statement under the Securities Act of 1933, as amended, the Participant may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to give any written assurances that are necessary or desirable in the opinion of the Company and its counsel to ensure the issuance complies with applicable securities laws, including that all Common Stock to be acquired pursuant to such exercise shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant's own account without a view to any further distribution thereof; that the certificates (or, if permitted, book entries) for such shares shall bear an appropriate legend or notation to that effect; and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

d.     Extension of Expiration Date.  In the event that the exercise of this Option would be prohibited solely because the issuance of shares of Common Stock pursuant to the Option would violate applicable securities laws, the Administrator may, in its sole discretion and in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability thereunder, permit the expiration of the Option to be tolled during such time as its exercise is so prohibited; provided, however, that the expiration date may not thereby be extended more than 30 days after the date the exercise first would no longer violate applicable securities laws.

e.     Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 15 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant's rights with respect to any unexercised portion of the Option (i.e., Participant shall have such "anti-dilution" rights under the Option with respect to such events, but, subject to the Administrator's discretion, shall not have "preemptive" rights).

f.     Shares Reserved.  The Company shall at all times during the term of this Agreement reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

g.     Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income, or other taxes are withheld from any amounts payable by the Company to the Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part by: (i) delivering shares of Common Stock, or (ii) electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Option.  In either case, such shares shall have a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the statutory minimum amount required to be withheld for tax purposes.  The Participant's request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations, or, if later, the date that the amount of tax to be withheld is determined under applicable tax law, and shall be irrevocable on such date if approved by the Administrator.  Participant's request shall comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, if applicable.

h.     Nontransferability.  Unless otherwise permitted by the Administrator in its sole discretion, during the lifetime of Participant, the Option shall be exercisable only by Participant or by the Participant's guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.

i.     2016 Equity Incentive Plan.  The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All capitalized terms in this Agreement not defined herein shall have the meanings ascribed to them in the Plan.   The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

j.     Lockup Period Limitation.  Participant agrees that in the event the Company advises the Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, the Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

k.     Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days' prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.

l.     Affiliates.  Participant agrees that, if Participant is an "affiliate" of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of a Change of Control (as defined in Section 1(f) of the Plan), Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other applicable legal or accounting principles, and will execute any documents necessary to ensure such compliance.

m.     Stock Legend.  The Administrator may require that the certificates (or, if permitted, book entries) for any shares of Common Stock purchased by Participant (or, in the case of death, Participant's successors) shall bear an appropriate legend or notation to reflect the restrictions of Paragraph 4(c) and Paragraphs 4(j) through 4(l) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(c) or Paragraphs 4(j) through 4(l).

n.     Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 4(h) above.  This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant's failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

o.     Choice of Law.  The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to that state's conflict of laws rules.

p.     Severability.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

q.     Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

***Signature Page Follows***

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ORANGEHOOK, INC.

By:  _________________________________
Its:  _________________________________

____________________________________
Participant

[Nonqualified Stock Option Agreement Signature Page]